CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2013, relating to the financial statements and financial highlights of Performance Trust Mutual Funds, comprising the Performance Trust Strategic Bond Fund (formerly the Performance Trust Total Return Bond Fund) and the Performance Trust Municipal Bond Fund, each a series of Trust for Professional Managers, for the year ended August 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 13, 2013